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Exhibit 23.3

                                AUDITORS' REPORT


To the Directors of
Promis Systems Corporation Ltd.

     We have audited the consolidated balance sheets of Promis Systems Corporation Ltd. as at December 31, 1997 and 1996 and the consolidated statements of income (loss) and retained earnings (deficit) and changes in financial position for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards, which require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1996 and the results of its operations and the changes in its financial position for each of the years in the three-year period ended December 31, 1997 in accordance with generally accepted accounting principles in Canada.

Toronto, Canada                                (Signed)  Ernst & Young LLP
February 27, 1998                                    Chartered Accountants